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Exhibit 4.2

AMENDED AND RESTATED
REGISTRATION, STOCKHOLDERS' AND JOINDER AGREEMENT

        THIS AMENDED AND RESTATED REGISTRATION, STOCKHOLDERS' AND JOINDER AGREEMENT (this "Agreement"), dated as of August 31, 2001, is by and among CollegisEduprise, Inc., a Delaware corporation (successor by merger to Technology Specialists, Inc., a Pennsylvania corporation, and f/k/a COLLEGIS, Inc.) (the "Corporation"), the existing parties to the Original Registration Agreement (as defined below) signatories hereto (collectively, the "Investors"), and the other stockholders of the Corporation identified on the signature pages hereto as "Former Eduprise Investors" (collectively, the "Former Eduprise Investors") who, by execution of this Agreement, are consenting to be joined to and bound by the Original Registration Agreement, as amended and restated hereby.

RECITALS

        A.    The Corporation, together with certain other stockholders of the Corporation, are parties to that certain Registration Agreement dated April 11, 1996 (as heretofore amended, restated, modified or otherwise supplemented, the "Original Registration Agreement"), pursuant to which they have been granted certain registration rights with respect to securities of the Corporation.

        B.    The Investors, the owners of at least a majority of the Registrable Securities, desire to amend and restate the Original Registration Agreement in accordance with the terms thereof.

        C. Pursuant to that certain Stock Purchase Agreement dated as of August 9, 2001 by and among the Corporation, Eduprise, Inc., a Delaware corporation ("Eduprise"), the Former Eduprise Investors and the other parties thereto (as in effect from time to time, the "Stock Purchase Agreement"), the Former Eduprise Investors have agreed to exchange their shares of capital stock of Eduprise for shares of common stock, par value $.01 per share of the Corporation, in accordance with the terms and conditions set forth therein.

        D. It is a condition to the closing of the transactions contemplated under the Stock Purchase Agreement that certain of the Former Eduprise Investors join as parties to the Original Registration Agreement.

        E. The Former Eduprise Investors, by their execution of this Agreement, desire to evidence their consent to be joined to and bound by the terms of the Original Registration Agreement, as amended and restated by this Agreement.

        F. Certain capitalized terms used herein without definition are used as defined in the Original Registration Agreement.

AGREEMENTS

        In consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Definitions.    In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following meanings when used in this Agreement:

        "Board" means the Board of Directors of the Corporation.

        "Change of Control" means any (i) sale, transfer, issuance or redemption or series of sales, transfers, issuances or redemptions (or any combination thereof) of shares of the Corporation's capital stock by the holders thereof or the Corporation which results in any person or entity or group of affiliated persons or entities (other than the owners of the Corporation's capital stock (on a fully diluted basis) immediately prior to any such transaction or series of transactions or their (x) spouses and/or descendants, any trust or similar entity all of the beneficiaries of which are, or a corporation, partnership or limited liability company, all of the shareholders, partners or members of which are, the transferor or the transferor's spouse and (y) with respect to any transferor which is a limited liability company, a corporation or a partnership, any Affiliate of such transferor, including in the case of a limited liability company, any member thereof) owning capital stock of the Corporation possessing the voting power under ordinary circumstances (without regard to any agreements among holders of capital stock of the Corporation regarding the election of the Corporation's Board of Directors) to elect a majority of the Corporation's Board of Directors or (ii) sale of all or substantially all of the assets of the Corporation.

        "Chase Warrant Agreement means that certain Warrant Agreement dated as of April 11, 1996 between the Corporation and Chase Manhattan Bank (as successor-by-merger to Chemical Bank), as amended or modified from time to time.

        "Commission" means the Securities and Exchange Commission.

        "Common Stock" shall mean common stock, par value $.01 per share, of the Corporation.

        "Corporation" shall have the meaning ascribed to such term in the Recitals.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Former Eduprise Investors" As defined in the Recitals hereto.

        "Frontenac Entities" means both Frontenac Masters VII Limited Partnership and Frontenac VII Limited Partnership or either of them.

        "Holders" means (i) the holders of Registrable Securities who are parties to this Agreement or (ii) successors or assigns or subsequent holders contemplated by Section 16.

        "Investors" As defined in the Recitals hereto.

        "Investors' Shares" means, at any time, the following shares held by the Investors, the Former Eduprise Investors or, upon exercise of the rights of the Warrant Holders under the applicable Warrant Agreement held by the relevant Warrant Holder (i) any shares of Common Stock then outstanding; (ii) any shares of Common Stock then outstanding which were issued as, or were issued directly or indirectly upon the conversion or exercise of other securities issued as, a dividend or other distribution with respect to or in replacement of Investors' Shares; and (iii) any shares of Common Stock then issuable directly or indirectly upon the conversion or exercise of other securities which were issued as a dividend or other distribution with respect to or in replacement of Investors' Shares; provided, however, that Investors' Shares shall not include any shares of Common Stock the sale of which has been registered pursuant to the Securities Act or sold to the public pursuant to Rule 144 promulgated by the Commission under the Securities Act or which may then be sold pursuant to subsection (k) of said Rule 144. For purposes of this Agreement, a Person will be deemed to be a holder of Investors' Shares whenever such Person holds a security exercisable for or convertible into such Investors' Shares, whether or not such exercise or conversion has actually been effected.

        "IPO" means the Corporation's first underwritten public offering of shares of Common Stock pursuant to a registration statement filed with the Commission.

        "Lock Up Period" has the meaning ascribed to such term in Section 5(b).

        "Person" means a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, or a governmental entity or any department, agency or political subdivision thereof.

        "Piggyback Registration" has the meaning ascribed to such term in Section 4(a).

        "Piper Warrant Agreement" means that certain Stock Purchase Warrant for the benefit of U.S. Bancorp Piper Jaffray Inc. dated January 28, 2000, as amended or modified from time to time.

        "Registrable Securities" means, collectively, the Investors' Shares, and, upon exercise of the rights of the Warrant Holders under the applicable Warrant Agreements, the Warrant Shares.

        "Registration" means a Piggyback Registration.

        "Registration Expenses" has the meaning ascribed to such term in Section 7.

        "Requested Demand Shares" has the meaning ascribed to such term in Section 3(c).

        "Requested Piggyback Shares" has the meaning ascribed to such term in Section 4(b).

        "Securities Act" means the Securities Act of 1933, as amended.

        "Stock Purchase Agreement" has the meaning ascribed to such term in the Recitals hereto.

        "Subsidiary" means any Person of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power or equity of such Person (or such Person's general partners if such Person is a limited partnership) are, at the time as of which any determination is being made, owned or controlled by the Corporation or one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation.

        "Warrant" or "Warrants" means those certain warrants issued pursuant to (i) the Chase Warrant Agreement and (ii) the Piper Warrant Agreement.

        "Warrant Agreements" means, collectively, the Chase Warrant Agreement and the Piper Warrant Agreement.

        "Warrant Holders" means, collectively, the holders of the Warrants.

        "Warrant Shares" means, at any time, the following shares held by the Warrant Holders: (i) any shares of Common Stock then outstanding; (ii) any shares of Common Stock then outstanding which were issued as, or were issued directly or indirectly upon the conversion or exercise of other securities issued as, a dividend or other distribution with respect to or in replacement of Warrant Shares; and (iii) any shares of Common Stock then issuable directly or indirectly upon the conversion or exercise of other securities which were issued as a dividend or other distribution with respect to or in replacement of Warrant Shares; provided, however, that Warrant Shares shall not include any shares of Common Stock the sale of which has been registered pursuant to the Securities Act or sold to the public pursuant to Rule 144 promulgated by the Commission under the Securities Act or which may then be sold pursuant to subsection (k) of said Rule 144. For purposes of this Agreement, a Person will be deemed to be a Holder of Warrant Shares whenever such Person holds a security exercisable or convertible into such Warrant Shares, whether or not such exercise or conversion has actually been effected.

        2.    Board of Directors.

          (a)  From and after the date hereof until the earlier of (i) the closing of the IPO and (ii) a Change in Control, each Holder shall vote all of its Investors' Shares and any other voting securities of the Corporation over which such Holder has voting control and agrees to take all action necessary including, without limitation, the execution of written consents, the calling of special meetings, the removal of directors, the filling of vacancies on the Board, the waiving of notice and the attending of meetings, so as to cause the Board to all times include as members the following persons:

    (A)
    one individual designated by the Frontenac Entities, so long as the Frontenac Entities and their Affiliates collectively own at least 80% of the Investors' Shares owned by the Frontenac Entities and their Affiliates on the date hereof (subject to adjustment for stock splits and the like);

    (B)
    one individual designated by Robert E. King, so long as Robert E. King and his Affiliates own at least 80% of the shares of stock of the Corporation owned by Robert E. King and his Affiliates on the date hereof (subject to adjustment for stock splits and the like); and

    (C)
    one individual designated by Kenneth G. Pigott, so long as Kenneth G. Pigott and his Affiliates shall continue to own at least 80% of the shares of stock of the Corporation owned by Kenneth G. Pigott and his Affiliates on the date hereof (subject to adjustment for stock splits and the like).

          (b)  So long as it shall own no less that 700,000 shares of the Common Stock (subject to adjustment for stock splits and the like), J.P. Morgan Partners (23A SBIC), LLC ("J.P. Morgan") shall have the right (but not the obligation) to nominate a director of the Corporation, which director shall be a senior professional of JP Morgan reasonably acceptable to the Board. Upon such nomination, the Holders shall take all necessary actions (i) to amend the by-laws of the Corporation, if necessary, to accommodate an additional director, and (ii) to elect the nominee of JPMorgan.

          (c)  The removal from the Board (with or without cause) of any designated director shall be at the written request of the Holder designating such director, but only upon such written request and under no other circumstances.

          (d)  In the event that any designated director ceases to serve as a member of the Board during his or her term of office, the resulting vacancy shall be filled by a representative designated by the Holder designating such departing director. In the event of any other vacancy on the Board, such vacancy shall be filled by the existing members of the Board.

          (e)  No Holder shall take any action in a manner which is inconsistent with the provisions of this Section 2.

        3.    Demand Registrations.

          (a)  Requests for Registration. Subject to Section 3(b), at any time commencing six (6) months after the effective date of the IPO, the Holder or Holders of 30% or more of the Investors' Shares (the "Threshold Securities") may request registration under the Securities Act of all or part of such Investors' Shares (a "Demand Registration"). Within ten days after receipt of any request pursuant to this Section 3(a), the Corporation shall give written notice of such request to all other Holders of Investors' Shares and will, subject to Section 3(c), include in such registration all Investors' Shares with respect to which the Corporation has received written requests for inclusion therein within 15 days after delivery of such notice.

          (b)  Limits on the Number of Demand Registrations. There may not be more than one (1) Demand Registration pursuant to this Section 3. A registration will not count as a Demand Registration hereunder (i) until it has become effective and (ii) unless the Holders of Investors' Shares requested to be included in such Demand Registration are able to register and sell at least 50% of the Investors' Shares requested to be included in such registration; provided, however, that in any event the Corporation will pay all Registration Expenses in connection with any registration initiated as a Demand Registration requested hereunder. Notwithstanding the foregoing, a requested registration may be rescinded by written notice to the Corporation by the Holder or Holders of a majority of the Investors' Shares proposed to be issued pursuant to such request not later than twenty (20) business days prior to the filing of a registration statement with the Commission. A requested registration which is rescinded in accordance with the immediately preceding sentence shall not count as a registration statement initiated pursuant to this Section 3 for purposes of paragraph (a) above.

          (c)    Priority on Demand Registrations.    In a Demand Registration, neither the Corporation nor any holder of securities of the Corporation other than a Holder of Investors' Shares shall have registration rights that are senior or equal to the rights provided for in this Section 3. If a Demand Registration is an underwritten public offering and the underwriters managing such offering advise the Corporation in writing that in their good faith opinion the inclusion of the aggregate number of Investors' Shares requested to be included in such registration (the "Requested Demand Shares") would materially adversely affect the offering and sales (including pricing) of all such securities, the Corporation will only include in such registration the number of Requested Demand Shares which in the opinion of such managing underwriters can be sold in such registration without materially reducing the price of such shares in the offering, with the total of any reductions in the number of Requested Demand Shares to be included to be allocated on a pro rata basis among the demanding Holder or Holders based upon the number of Requested Demand Shares the Holder or Holders have requested to be included in such registration.

          (d)    Restrictions on Registrations.    The Corporation may postpone for a reasonable period not to exceed 90 days the filing or the effectiveness of a registration statement for a Demand Registration if the Board reasonably determines in good faith that such filing would require a disclosure of a material fact that would have a material adverse effect on the Corporation or any plan by the Corporation or any of its Subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other significant transaction; provided, however, that the Corporation may not utilize this right more than once in any twelve-month period. In addition to, but notwithstanding the foregoing, the Corporation shall not be required to effect a Demand Registration during the period starting with the sixty (60) days prior to the Corporation's good faith estimate of the date of filing of, and ending on a date one-hundred-eighty (180) days following the effective date of, a registration initiated by the Corporation subject to and in compliance with Section 4 below, provided the Corporation is actively employing in good faith all commercially reasonable best efforts to cause such registration statement to become effective and, in any event, prior to any other securities requested to be sold by any other stockholder of the Corporation.

        4.    Piggyback Registrations.

          (a)    Right to Piggyback.    Whenever securities of the Corporation are to be registered under the Securities Act (other than pursuant to a registration statement on Form S-4 or Form S-8) and the registration form to be used may be used for the registration of Registrable Securities (a "Piggyback Registration"), the Corporation will give prompt written notice to all Holders of Registrable Securities of its intention to effect such a registration and, will include in such registration, subject to the provisions of Section 4(b), all Registrable Securities with respect to which the Corporation has received written requests for inclusion therein from Holders thereof within 20 calendar days after the Corporation's notice has been given.

          (b)    Priority on Piggyback Registrations.    If a Piggyback Registration is a primary underwritten registration on behalf of the Corporation, and the managing underwriters advise the Corporation in writing that in their good faith opinion the aggregate number of securities requested to be included in such registration pursuant to Section 4(a) (the "Requested Piggyback Shares") would materially adversely affect the offering, the Corporation will include in such registration (i) first, any securities the Corporation proposes to sell, (ii) second, the Requested Piggyback Shares, with any reductions in the number of Requested Piggyback Shares actually included in such registration to be reduced pro rata among the Holders thereof on the basis of the number of Registrable Securities owned by such Holders.

          (c)    Other Registrations.    If the Corporation has previously filed a registration statement which includes Registrable Securities pursuant to this Section 4, and if such previous registration has not been withdrawn or abandoned, the Corporation will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-4 or Form S-8), whether on its own behalf or at the request of any holder or holders of such securities, until a period of 90 days has elapsed from the effective date of such previous registration.

        5.    Holdback Agreements.

          (a)  Each of the Holders agrees not to effect any public sale (including any public sale under Rule 144 under the Securities Act) of equity securities of the Corporation, or any securities convertible into or exchangeable or exercisable for such securities, during a Lock Up Period (as defined below) in connection with any underwritten public offering, unless the underwriters managing the underwritten public offering otherwise agree.

          (b)  The Corporation agrees (i) to cause each holder which purchases from the Corporation at least 1% (on a fully-diluted basis) of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale (including any public sale under Rule 144 under the Securities Act) of any such securities during the Lock Up Period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the underwritten public offering otherwise agree and (ii) if requested by the underwriters managing the underwritten public offering, to use its reasonable best efforts to cause each other holder of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, purchased from the Corporation at any time (other than in a underwritten public offering) to agree not to effect any public sale (including any public sale under Rule 144 under the Securities Act) of any such securities during the Lock Up Period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the underwritten public offering otherwise agree. The "Lock Up Period" shall be for a customary period requested by such managing underwriters which shall not exceed 180 days from the effective date of such Piggyback Registration.

          (c)  Nothing herein shall prevent a Holder that is (i) a limited liability company from making a distribution of Registrable Securities to its members, (ii) a partnership from making a distribution of Registrable Securities to its partners, (iii) a trust from making a distribution of Registrable Securities to its beneficiaries or (iv) a corporation from making a distribution of Registrable Securities to its shareholders; provided that the transferees of such Registrable Securities agree in writing to be bound by the provisions of this Agreement to the extent the transferor would be so bound.

        6.    Registration Procedures.    Subject to Section 4, whenever the Holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to the terms of this Agreement, the Corporation will use commercially reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Corporation will as expeditiously as possible:

          (a)  prepare and file with the Commission a registration statement on the appropriate form (which in the case of a registration statement on any form other than Form S-1, including Form S-2 and Form S-3, shall be filed within 60 days after receipt of the requisite request for registration) with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective as soon as practicable after such filing and to remain effective for the period of distribution contemplated thereby not to exceed a period of 120 days or such longer period as the Corporation may agree upon;

          (b)  prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in clause (a) and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as the Registrable Securities registered thereunder have been disposed of in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement not to exceed a period of 120 days;

          (c)  furnish to each seller of such Registrable Securities and the underwriters of the securities being registered such number of copies of the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller or underwriters may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller or the sale of such securities by such underwriters;

          (d)  use its best efforts to register or qualify such Registrable Securities under such other securities laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be necessary or desirable to enable such seller to consummate the public sale or other disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Corporation will not be required to (i) qualify generally to do business as a foreign corporation in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (ii) consent to general service of process in any such jurisdiction;

          (e)  cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Corporation are then listed;

          (f)    provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

          (g)  enter into such customary agreements (including underwriting agreements containing customary provisions including, without limitation, representations and warranties and delivery of an opinion of counsel) and take all such other actions as the Holder or Holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, but not limited to, effecting a stock split or a combination of shares);

          (h)  make available for inspection by each seller of such Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent designated by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Corporation, and cause the Corporation's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

          (i)    notify each seller of such Registrable Securities, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

          (j)    notify each seller of such Registrable Securities of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information;

          (k)  prepare and file with the Commission, promptly upon the request of any seller of such Registrable Securities, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel selected by the Holders of a majority of the Registrable Securities, is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of Registrable Securities by such seller;

          (l)    prepare and promptly file with the Commission and promptly notify each seller of such Registrable Securities of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which, or upon the Corporation becoming otherwise aware that, any such prospectus or any other prospectus as then in effect includes an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances then existing not misleading and, at the request of any seller of Registrable Securities, prepare and furnish to such seller a reasonable number of copies of the amended or supplemental prospectus as may be necessary so that, as thereafter delivered to investors of such securities under the registration statement, such prospectus shall not include an untrue statement of a material fact or a misstatement of a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

          (m)  advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use all commercially reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

          (n)  at the request of any underwriter of such Registrable Securities in connection with an underwritten public offering, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion of counsel, addressed to the underwriters, in form and substance satisfactory to such underwriters, and (ii) a letter or letters from the independent certified public accountants of the Corporation, addressed to the underwriters in form and substance satisfactory to such underwriters, in which letters such accountants shall state, without limiting the generality of the foregoing, that they are independent certified public accountants within the meaning of the Securities Act and that in the opinion of such accountants the financial statements and other financial data of the Corporation included in the registration statement, the prospectus, or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Securities Act;

          (o)  cooperate and assist in any filings required to be made with the National Association of Securities Dealers, Inc. (the "NASD") and in the performance of any due diligence investigation of the seller of such Registrable Securities (including any "qualified independent underwriter" that is required to be retained in accordance with the rules and regulations of the NASD); and

          (p)  otherwise use its commercially reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, but not later than 18 months after the effective date of the registration statement, an earnings statement covering the period of at least twelve months, beginning with the first fiscal quarter beginning after the effective date of the registration statement, which earnings statement shall satisfy the provision of Section 11(a) of the Securities Act and Rule 158 thereunder.

        7.    Registration Expenses.    All expenses incident to the Corporation's performance of or compliance with this Agreement, including, but not limited to, all registration and filing fees, fees and expenses of compliance with federal, state and foreign securities laws, printing expenses, messenger and delivery expenses, fees and disbursements of counsel for the Corporation and its independent certified public accountants, underwriters (excluding discounts and commissions attributable to the Registrable Securities included in such registration) and other Persons retained by the Corporation and reasonable fees and disbursements of one (1) counsel for the sellers of such Registrable Securities (all such expenses being herein called "Registration Expenses"), will be borne by the Corporation. In addition, the Corporation will pay its internal expenses (including, but not limited to, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance obtained by the Corporation, reasonable fees and expenses (including reasonable counsel fees and expenses) incurred in connection with complying with state securities or "Blue Sky" laws and the expenses and fees for listing the securities to be registered on each securities exchange.

        8.    Indemnification.

          (a)  The Corporation agrees to indemnify, to the fullest extent permitted by law, each seller of Registrable Securities, its officers and directors, any underwriter (as defined in the Securities Act) and each Person who controls such seller or underwriter (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, damages, liabilities and expenses (including, but not limited to, attorneys' fees except as limited by Section 8(c)) caused by (i) any untrue or alleged untrue statement of a material fact contained in any registration statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are made in reliance upon and in conformity with specific information furnished in writing to the Corporation by such seller expressly for use therein or (ii) any violation or alleged violation of applicable federal or state securities or "Blue Sky" laws or any rule or regulation promulgated thereunder in connection with the lawful sale of Registrable Securities. The reimbursements required by this Section 8(a) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

          (b)  In connection with any registration statement in which a seller of Registrable Securities is participating, each such seller will furnish to the Corporation in writing such specific information relating solely to such seller as the Corporation reasonably requests specifically for use in such registration statement or prospectus and, to the fullest extent permitted by law, will indemnify the Corporation, its directors and officers, each underwriter (if any) and each Person who controls the Corporation or such underwriter (within the meaning of the Securities Act or the Exchange Act) against any losses, claims, damages, liabilities and expenses (including, but not limited to, attorneys' fees except as limited by Section 8(c)) resulting from any untrue statement of a material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in reliance upon and in conformity with specific written information provided by such seller expressly for use therein; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Securities, and the liability of each such seller of Registrable Securities will be limited to the proportion that (A) the net proceeds received by such seller from the sale of Registrable Securities pursuant to such registration statement bears to (B) the total net proceeds received by all sellers of Registrable Securities pursuant to such registration statement, but in any event limited to the net proceeds received by such seller from the sale of Registrable Securities pursuant to such registration statement. Each seller of Registrable Securities shall not be liable for amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of such seller, which consent shall not be unreasonably withheld.

          (c)  Any Person entitled to indemnification hereunder will (i) use reasonable best efforts to give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel (in addition to local counsel) with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would, in the reasonable opinion of the indemnified party, be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure of any Person entitled to indemnification hereunder to give such notice to the indemnifying party shall not constitute a waiver of, or a defense of the indemnifying party to, such Person's right to indemnification hereunder unless such failure has a material adverse effect upon the indemnifying party's ability to defend said action. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (which consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party representation by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between any indemnified party and any other party represented by such counsel in such proceeding.

          (d)  If the indemnification provided for in this Agreement is for any reason held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any claims referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such claims (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party and the indemnified party, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying party and the indemnified party in connection with the action or inaction which resulted in such claims, as well as any other relevant equitable considerations. In connection with any registration of the Corporation's securities, the relative benefits received by the indemnifying party and the indemnified party shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the indemnifying party and the indemnified party, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the securities so offered. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (e)  The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. The Corporation also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Corporation's indemnification is unavailable for any reason.

        9.    Compliance with Rule 144 and Rule 144A.    Subject to Section 4, at any time and from time to time after (a) the Corporation registers a class of securities under Section 12 of the Exchange Act, or (b) the expiration of 90 days following the close of business on the earlier of such date as the Corporation commences to file reports under Section 13 or Section 15(d) of the Exchange Act, then at the request of any Holder who proposes to sell securities in compliance with Rule 144 promulgated by the Commission, the Corporation will (i) forthwith furnish to such holder a written statement of compliance with the filing requirements of the Commission as set forth in Rule 144 as such rule may be amended from time to time and (ii) make available to the public and such Holders such information as will enable such Holders to make sales pursuant to Rule 144. Unless the Corporation is subject to Section 13 or Section 15(d) of the Exchange Act, the Corporation will provide to any Holder of Registrable Securities and to any prospective purchaser of Registrable Securities under Rule 144A promulgated by the Commission, the information described in Rule 144A(d)(4) promulgated by the Commission.

        10.    Current Public Information.    At all times after the Corporation has filed a registration statement with the Commission pursuant to the requirements of either the Securities Act or the Exchange Act, the Corporation will file in a timely manner all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and will take such further action as any holder or holders of Investors' Shares may reasonably request, all to the extent required to enable such holders to sell Investors' Shares pursuant to a registration statement on Form S-2 or S-3 or any similar registration form hereafter adopted by the Commission. Upon request, the Corporation shall deliver to any holder of Investor Shares a written statement as to whether it has complied with such requirements.

        11.    Underwritten Registrations.    No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

        12.    No Inconsistent Agreements.    The Corporation will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement.

        13.    Adjustments Affecting Registrable Securities.    The Corporation will not take any action, or permit any change to occur, with respect to its securities which would adversely affect the ability of the Holders to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would adversely affect the marketability of such Registrable Securities in any such registration (including, but not limited to, effecting a stock split or a combination of shares) but will at all times in good faith assist in carrying out all of the provisions of this Agreement and in the taking of all such action as may be necessary or appropriate in order to protect the registration rights pursuant to this Agreement of the Holders against impairment.

        14.    Remedies.    Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

        15.    Amendments and Waivers.    Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or waived at any time only by the written agreement of the Corporation and the Holders of at least a majority of the Registrable Securities. Any waiver, permit, consent or approval of any kind or character on the part of any such Holders of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of Registrable Securities and the Corporation. Each Holder acknowledges that by operation of this paragraph the Holders of at least a majority of the Registrable Securities, acting in conjunction with the Corporation, will have the right and power to diminish or eliminate all rights pursuant to this Agreement.

        16.    Successors and Assigns.    Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not. In addition and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities who consents in writing to be bound by this Agreement.

        17.    Final Agreement.    This Agreement constitutes the final agreement of the parties concerning the matters referred to herein, and supersedes all prior agreements and understandings.

        18.    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

        19.    Descriptive Headings.    The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

        20.    Notices.    Any notices required or permitted to be sent hereunder shall be delivered personally, sent by United States mail, certified mail, return receipt requested, with postage prepaid, or delivered by reputable overnight courier service, with all charges prepaid, to the following addresses, or such other addresses as shall be given by notice delivered hereunder, and shall be deemed to have been given upon delivery, if delivered personally, three business days after mailing, if mailed as provided above, or one business day after delivery to the courier, if delivered by overnight courier service as provided above:

If to the Holders, to the addresses set forth in the stock record books of the Corporation.

If to the Corporation, to:

    CollegisEduprise, Inc.
    2300 Maitland Center Parkway
    Suite 340
    Maitland, Florida 32751
    Attention: Chief Financial Officer

With a copy to:

    Winston & Strawn
    35 West Wacker Drive
    Chicago, Illinois 60601
    Attention: Stanford J. Goldblatt

        21.    Governing Law.    The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

        22.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument. Each party shall receive a duplicate original of the counterpart copy or copies executed by it and the Corporation. Transmission by facsimile of an executed counterpart of this Agreement shall constitute due and sufficient delivery of this Agreement.

        23.    Joinder.    Each of the Former Eduprise Investors signatory hereto, by their execution of this Agreement and without any further action on the part thereof, hereby consent to be bound by the terms of the Original Registration Agreement, as amended and restated hereby.

        24.    Amendment and Restatement.    This Agreement amends and restates in its entirety the Original Registration Agreement and, upon the effectiveness of this Agreement, the terms and provisions of the Original Registration Agreement shall be superseded hereby. In furtherance of and without limiting the foregoing, from and after the date hereof, the terms, conditions and covenants governing the Original Registration Agreement shall be solely as set forth in this Agreement.

        25.    SBIC Matters.

          (a)  Each Holder agrees to cooperate with the Corporation in all reasonable respects in complying with the terms and provisions of that certain letter agreement between the Corporation and J.P. Morgan dated the date hereof, a copy of which is attached hereto as Exhibit A, regarding regulatory matters (the "Regulatory Sideletter"), including without limitation, voting to approve amending the Corporation's Amended and Restated Certificate of Incorporation, the Corporation's by-laws or this Agreement in a manner reasonably acceptable to the Holders and J.P. Morgan or any Affiliate of J.P. Morgan entitled to make such request pursuant to the Regulatory Sideletter in order to cure a Regulatory Problem (as defined in the Regulatory Sideletter). Anything contained in this Section 25 to the contrary notwithstanding, no Holder shall be required or have any obligation under this Section 25 to take any action that would adversely affect in any material respect such Holder's rights or benefits under this Agreement or as a stockholder of the Corporation.

          (b)  The Corporation and each Stockholder agree not to amend or waive the voting or other provisions of the Corporation's Amended and Restated Certificate of Incorporation, the Corporation's by-laws or this Agreement if such amendment or waiver would cause J.P. Morgan or any Affiliates to have a Regulatory Problem (as defined in the Regulatory Sideletter). J.P. Morgan agrees to notify the Corporation as to whether or not it would have a Regulatory Problem promptly after J.P. Morgan has notice of such proposed amendment or waiver.

  [signature page follows]

        This Amended and Restated Registration, Stockholders' and Joinder Agreement has been executed by the undersigned as of the date first set forth above.

Corporation:	COLLEGISEDUPRISE, INC.
By:
Its:
Investors:	TSI INVESTMENT COMPANY I, L.L.C.
By:
Its:
TSI INVESTMENT COMPANY II, L.L.C.
By:
Its:
CHASE MANHATTAN BANK (as successor-by-merger to Chemical Bank)
By:
Its:
Former Eduprise Investors:	ARENA CAPITAL INVESTMENT FUND
	By:	Arena Equity Partners, LLC
	Its:	General Partner
JOHN A. CANNING
By:
Its:
ROBERT E. KING
FRONTENAC MASTERS VII LIMITED
KENNETH G. PIGOTT	PARTNERSHIP
	By:	Frontenac Company VII L.L.C.
MARK MAROSTICA	Its:	General Partner
By:
JOHN JACOBS	Its:
FRONTENAC VII LIMITED PARTNERSHIP
ROBERT PETERSON
	By:	Frontenac Company VII L.L.C.
PETER BENNETT	Its:	General Partner
By:
ROBERT BRUCE KIERNAT	Its:

U.S. BANCORP PIPER JAFFRAY INC.
FARIS CHESLEY
By:
Its:
J.P. MORGAN PARTNERS (23A SBIC), LLC
	By:	J.P. Morgan Partners (23A SBIC Manager), Inc.
	Its:	Managing Member
By:
Its:
LEARNING TREE INTERNATIONAL, INC.
By:
Its:
EDU, L.L.C.
By:
Its:

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  Exhibit 4.2